Exhibit 10.13

BCE	Master Wholesale Agreement # C-1283
NEXXIA	(insert name of customer)

PricingSchedule (L)
Bell Nexxia.Wavelength Select

Service Description

Bell Nexxia.Wavelength Select Service is an unprotected (linear) layer 1 transport service, allowing the user the flexibility to define protection via higher layer devices, such as routers end ATM switches.  The Basic Service attributes are as follows:

Unprotected dedicated connection (concatenated)
Speeds of : OC-48, OC 192
Point to Point circuits between two locations

Service Demarcation

The Service shall be provided up to the Service Demarcation Point (SDP).  This SDP will vary depending on whether the Customer buys its local access from Bell Nexxia or provides its own access to Bell Nexxia’s “meet me rooms”. The SDP is the Fiber Patch Panel (FPPA), or a Fiber Management System (FMS) and may be located at either the Customer’s premises or in the Nexxia POP.

Management

The backbone network is fully managed, with 7X24 proactive network management and actively monitored alarms and timely responses to the alarms.

Nexxia.Wavelength Select is a layer 1 service with no actively monitored devices on the Customer’s premises.  The maintenance teams rely on Customer reports to indicate a trouble on the Customer’s network.

Help Desk

A 7 X 24 Help Desk will be provided to all Nexxia.Wavelength Select customers with a single point of contact and coordination of issues related to the service.

Service Assurance

The Nexxia.Wavelength Select Service is designed in an unprotected architecture, that is, any failure in the Optera LH transport equipment or related DWDM transport network will result in an outage as protection is not available. The user has the flexibility to define his own protection via higher layer devices such as routers, and ATM switches.  Customers can achieve protection by procuring an additional circuit at additional cost, as this service does not provide protection switching.

The following chart outlines the Service Level Objectives/Agreements  (SLOs/SLAs) for the Bell Nexxis.Wavelength Select service:

	Nexxia PoP to Nexxia PoP	All Others
MTTRepair	MTTR is measured from the time the customer report is received by the BCE/Bell Nexxia HelpDesk until the service is accepted by the customer as restored.
	SLA: 12 hours	SLO: 12 hours
Network Availability (%)

The Network Availability measurement is equal to the total number of minutes in a calendar month during where by network components are available divided by the total number of possible minutes available in a calendar month (Service Availability Timer) and expressed as a percentage.  Network Availability time is

	SLA: 99.95%	SLO: 99.95%
Maintenance	When maintenance occurs, BCE/Bell Nexxia will advise the customer on a best efforts basis – 48 hours in advance.

* The formula for calculating availability or Up Time is as follows:

%availability = (TT – TUT)  x  100%

Where:

TT                                =(total time in hours during the assessment period, i.e., 1-month or 720 hours)

TUT                       =(Total Unavailable Time) is the sum of all the Unavailable Time (UT) occurrences (in hours) during the assessment period TT.

Outages attributable to scheduled maintenance are excluded from the performance objective stated above.

Credits shall not be granted if an outage of any ON-Net circuit is due to (i) and outage or other defect occurring in Customer’s Interconnection Facilities; or (ii) the result of a Force Majeure.

All MTTR credits shall be credited on the next monthly invoice for the affected Facility after receipt of Customer’s request for credit.  The total of all MTTR Credits applicable to or accruing in any given month shall not exceed the amount payable by Customer to Bell Nexxia for that same month for such facility.  If Customer receives an MTTR Credit for a circuit in a particular Calendar Month, Customer is not entitled to any other credits described in this Service Exhibit for that circuit in that Calendar Month.

MTTRepair is only applicable on network facilities between Nexxia PoPs where:

Point of Presence (PoP):  A physical location where a long distance carrier terminates lines before connecting to the local exchange carrier, another carrier, or directly to a customer.

Event Management

Event Management will detect and isolate fault conditions, on the Bell Nexxia Network, using pre-configured, automated alarm triggers.

A fault ticket is created for all faults detected as a result of Bell Nexxia’s network monitoring.  Fault tickets are also created for all faults reported to the Help Desk by designated customer contacts.  In both cases, tickets are created as soon as the fault is recognized.  Tickets are updated throughout the life of the fault resolution process to ensure a proper audit trail.

Change Management

If the Customer requests any change to the Services provided under this Service Schedule, including the addition of new sites, an increase in bandwidth or any other changes, this Service Schedule shall be amended to reflect these changes and prices.

All Customer requests for changes to existing managed network elements, within the Customer’s network solution, are tracked through all stages of implementation.  Change tickets are created for each request so that changes can be properly managed and implemented by the operations team.

Term

The Services to be provided by Bell Nexxia to Customer pursuant to this Schedule shall be provided by Bell Nexxia to Customer on a month by month basis commencing May 18th, 2002.  Notwithstanding any other term, Bell Nexxia may, in its sole discretion, exercisable at any time, terminate this Agreement and no longer provide the Services described herein to Customer on the provision of thirty (30) days prior written notice to the Customer.

Fees

All Fees to be paid by Customer to Bell Nexxia on account of the Services to be rendered pursuant to this Schedule shall be pre-paid by Customer to Bell Nexxia one (1) month in advance for each and every month throughout the term of this Agreement, provided that the first payment due and owing by Customer to Bell Nexxia hereunder shall be in an amount equal to the cost of Services hereunder from May 16, 2002 up to the date of Customer’s execution hereof plus an additional one (1) month advance payment.  To the extent that Services have already been activated, Bell Nexxia reserves the right, in its sole discretion to suspend, de-activate or terminate line Services, or any of them, if Customer fails to pay in full the advance monthly payment and other charges as and when due and owing to Bell Nexxia.  In addition, at any time during the term that Customer has not paid for the Services one (1) month in advance, Customer shall be in default, and Bell Nexxia, in its sole discretion, may immediately terminate the Services, or any part thereof, on one (1) day’s written notice to Customer.

Termination Charges

In the event that the Customer terminates this Service or any portion of the Services provided herein prior to the expiry of the MCP (minimum contract period), the customer shall forthwith pay to Bell Nexxia in a single payment, at the time of termination, any outstanding service charges and/or Construction charges plus termination charges which are equal to 100% of the remaining committed revenues, which payment an charges are a genuine pre-estimate of the damages suffered by Bell Nexxia as a result of Customer’s termination of the Services or any of them and not intended as a penalty or other punitive charge.

By signing below, the Customer indicates that it has read, understands and agrees with all of the terms and conditions set out or referenced within this Schedule and the Master Wholesale Agreement.

Addresses

The following address will be used for notice and billing purposes.
(For those customers whose billing address is in Ontario)

BCE Nexxia Inc. & BCE Nexxia Corporation Accounts Receivable Dept. 100 Wynford Drive Floor 3C North York M3C 1K4	TO: Customer Teleglobe Inc. 18e étage 1000 rue De Le Gauchètiere Montreal Quebec H3B 4X5

Teleglobe USA Inc. 11480 Commarce Park Drive Reston, Virginia USA 20191

The following address will be used for notice and billing purposes.
(For those customers whose billing address is in Quebec)

BCE Nexxia Inc. &
BCE Nexxia Corporation
Bureau C-20
700, rue de La Gauchetiere Ouest
Montreal QC
H3B 4L1

Terms of Agreement

The terms and provisions of this Schedule reflect the entirety of the agreements made between Customer and Bell Nexxia in connection with the provision of the Services described herein by Bell Nexxia to Customer, and replaces all prior agreements, consents and contracts between the parties in connection with such Services, whether written or verbal, and all such prior agreements, if any, are hereby terminated and replaced in their entirety with the terms of this Agreement.

Parties

The facilities and Services which the Customer requires to be delivered from Bell Nexxia pursuant to this Schedule, and which Bell Nexxia has agreed to deliver to Customer pursuant hereto, are located in each of Canada and the United States.  To the extent that the facilities or Services to be rendered to Customer are located in Canada, the facilities and Services will be performed and delivered by BCE Nexxia Inc. a corporation incorporated under the laws of Canada, to Teleglobe Inc., a corporation incorporated under the laws of Canada; and to the extent that any of Services or facilities to be delivered hereunder are located in the United States, then the Services and facilities will be performed and delivered by BCE Nexxia Corporation, a corporation incorporated under the laws of the State of Delaware, and will be delivered to Teleglobe USA Inc., a corporation incorporated under the laws of the State of Delaware.

Signature of Customer:

Teleglobe Inc.		Teleglobe USA Inc.

/s/		/s/
Name	/s/	Name	/s/
Title	/s/	Title	/s/
Date	/s/	Date	/s/

BCE Nexxia Inc., also acting as agent for Bell Canada and for BCE Nexxia

/s/
Name	/s/
Title	/s/
Date	/s/